Exhibit 10.2

CHANGE IN CONTROL AND

NON-COMPETITION AGREEMENT

This AGREEMENT is executed and effective on this      day of                     , 2005 (the “Agreement”) by and between Vision Bancshares, Inc., an Alabama corporation and                                  (the “Employee”), and is joined in by Vision Bank, an Alabama banking corporation (the “Bank”).

W I T N E S S E T H

WHEREAS, Vision Bancshares, Inc. recognizes the Employee’s expertise in connection with his employment with the Vision Bancshares, Inc. or its subsidiaries or affiliates (collectively, the “Company”);

WHEREAS, the Company desires to provide the Employee with severance benefits if the Employee’s employment in his current position is terminated for the reasons set forth herein and the Employee refrains from engaging in certain activities in the event his employment is so terminated, upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Employee have heretofore entered into a Change in Control Agreement dated the      day of                     ,              containing similar terms and conditions as this Agreement (the “Prior Agreement”); and

WHEREAS, the Company and the Employee believe the Prior Agreement should be amended and restated in its entirety and have therefore agreed to enter into this Agreement, which shall supersede and replace the Prior Agreement.

THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein, the parties hereby agree as follows:

1. Duties. Employee shall perform for the Company all duties incident to the positions of                                 . In addition, the Employee shall engage in such other services for the Company as the Company shall, from time to time, reasonably direct. The Employee shall use his best efforts in, and devote his entire time, attention, and energy, to the Company’s business; provided that nothing contained herein is intended to prohibit the Employee from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities as long as such activities do not interfere with his duties and obligations to the Company.

2. Salary; Benefits.

(a) The Employee’s initial annual base salary shall be                                  Dollars ($            ), subject to applicable state and federal withholding and other standard deductions payable in accordance with the Company’s normal payroll practices (the “Base Salary”). The Base Salary shall be reviewed no less than annually by the Company. If the Company in its sole discretion should modify the Base Salary upon any such review then, for purposes of this Agreement, Base Salary shall thereafter mean such modified amount, provided that the Base Salary may not be decreased at any time within three (3) years following a Change in Control.

(b) In addition to the Base Salary, the Employee shall be eligible to receive additional incentive compensation as is offered to similarly situated employees of the Company in amounts determined in the sole discretion of the Company.

(c) The Employee shall be eligible for participation in all option, stock purchase, retirement, profit-sharing and all similar plans and programs of the Company and all medical insurance, life insurance, and accident and disability insurance plans of the Company, and all other benefit plans or programs or any successor plans or programs in effect at the time for employees in the same class or category as the Employee, on the same terms and subject to the same conditions required of employees in the same class or category as the Employee. The specific arrangements and benefits referred to in this Agreement are not intended to preclude eligibility for other compensation or benefits which may be authorized by the Company from time to time.

3. Termination.

(a) In the event that the Employee’s employment is terminated under circumstances stated in this Section 3 and only under such circumstances, the Employee shall be entitled to receive the Termination Benefits as set forth in Section 4 hereinbelow. The circumstances to which this Section 3 applies are:

(i) Termination of employment voluntarily by the Employee at any time within three (3) years following a Change in Control, upon the occurrence of: (1) the reduction of Employee’s Base Salary (including any deferred portions thereof) or levels of benefits or supplemental compensation without compensation therefor; (2) a relocation of the Employee’s principal place of employment to a location outside a 25-mile radius from the Employee’s principal place of employment or a material increase in the amount of travel normally required of Employee in connection with his employment without the Employee’s prior written consent; or (3) a material and adverse change in the Employee’s position with the Company in effect immediately before the occurrence of a Change in Control or failure to provide authority, responsibilities and reporting relationships consistent with the Employee’s position; provided, however, that it will not be a material and adverse change in the Employee’s position if, in connection with a Change in Control, Employee’s position, responsibilities and reporting relationships are changed to account for the effect of the Change in Control but are otherwise consistent with Employee’s position immediately before the Change in Control; or

(ii) Termination by the Company of the Employee’s employment at any time within three (3) years following a Change in Control, for reasons other than for Cause or other than as a consequence of the Employee’s death or Permanent Disability.

(b) For purposes of this Agreement, the term “Cause” means (i) willful, flagrant and repeated breach of or gross inattention to the Employee’s duties; (ii) gross malfeasance of office or flagrant disloyalty to the Company; (iii) commission of a felony or an unlawful act involving fraud or moral turpitude; or (iv) the intentional violation by the Employee of applicable state and federal banking regulations, rules or other statutes.

(c) For purposes of this Agreement, “Permanent Disability”` shall mean the Employee’s becoming physically or mentally disabled such that he is unable to perform his duties to the Company for a period of 180 consecutive days.

4. Termination Benefits. In the event of termination of the Employee’s employment under the circumstances set forth in Section 3(a) above, the Company agrees to provide or to cause to be provided the following payment and benefits to the Employee:

(a) Within ten (10) business days after such termination, the Company shall pay to the Employee a lump sum cash payment in an amount equal to the Base Salary in effect immediately prior to such termination for a term equal to three (3) years less the amount of time worked by the Employee for the Company after the Change in Control (the “Continuation Period”) provided that the amount paid pursuant to Section 5(f) hereof shall be credited against such payment but in no event shall the Employee owe any money to the Company as a result of such credit. The payment described in this Section 4(a) shall be made to the Employee’s estate in the event of the Employee’s death prior to the receipt thereof.

(b) In addition to the lump sum cash payment described in Section 4(a) above, during the Continuation Period, the Company shall continue to provide medical, dental, life insurance and other welfare benefits (the “Welfare Benefits”) to the Employee, his spouse and his eligible dependents on the same basis and at the same cost as such benefits were provided to the Employee immediately prior to his date of termination; provided that if terms of the Company’s plans governing such Welfare Benefits do not permit such coverage, the Company will provide such Welfare Benefits to the Employee with the same after tax effect. Notwithstanding the foregoing sentence, the Welfare Benefits otherwise receivable by the Employee pursuant to this Section 4(a) shall be reduced or eliminated to the extent the Employee becomes eligible to receive comparable Welfare Benefits at substantially similar costs from another employer. The Company shall also provide the Employee with such other employee and fringe benefits as may be due to the Employee pursuant to the provisions of the plans which govern such issues.

(c) The Company’s promise to provide or cause to be provided the benefits described in this Section 4 are absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any rights of offset, counterclaim, recoupment, defense, or other rights which the Company may have against him or others. All such amounts payable or to be payable by the Company hereunder shall be paid without notice or demand, and each and every payment made hereunder by the Company shall be final, and the Company shall not have any reason whatsoever to seek to recover any payment from the Employee or whomsoever shall be entitled thereto. Notwithstanding the provisions of the law or any provision hereunder, the Employee’s entitlement to benefits under this Agreement shall not be governed by a duty to mitigate those damages by seeking further employment nor shall they be offset by any compensation the Employee may receive from future employment.

5. Non-Competition, Non-Solicitation and Non-Disclosure.

(a) The Employee, for a period of time beginning with the date of the Change in Control and ending on the earlier of (i) the third (3rd) anniversary of the Change in Control or (ii) one (1) year following the date the Employee’s employment with the Company is terminated for any reason (the “Non-Competition Period”), will not, without the prior written approval of the Company’s board of directors, directly or indirectly (i) own greater than a 5% equity interest in any class of stock of, or manage, operate, participate in, be employed by, perform consulting services for, or otherwise be connected in any manner with, any bank holding company or any depository institution located within a 50-mile radius of any office location of Vision as of the time immediately prior to the Change in Control, which is competitive with the business of the Company; (ii) solicit or induce any employee of the Company to terminate such employment or to become employees of any other person or entity; (iii) solicit any customer, supplier, contractual party of the Company or any other person with whom each of them has business relations to cease doing business with the Company; or (iv) in any way interfere with the relationship of the Company and any of their respective employees, customers, suppliers, contractual parties or any other person with whom each of them has business relations.

(b) The Employee will not, during or after the term of his employment with the Company, (i) disclose any written confidential information of the Company to any person, firm, bank, association, or other entity not employed by or affiliated with the Company for any reason or purpose whatsoever except as in response to legal process, or (ii) use any written confidential information for any reason other than to further the business of the Company. The Employee agrees to return any written confidential information, and all copies thereof, upon the termination of the Employee’s employment. Without regard to whether the foregoing matters will be deemed confidential, material, or important, the Company and the Employee stipulate that as between them, such matters are important, material, and confidential and affect the effective and successful conduct of the business of the Company and the Company’s goodwill, and that any breach of the terms of this paragraph shall be a material breach of this Agreement, entitling the Company to injunctive relief, suit for monetary damages or any other relief available to the Company.

(c) The Employee agrees that each of the covenants set forth above in Section 5(a) are reasonable with respect to its duration, geographical area and scope. In the event of a breach by the Employee of any covenant set forth in Section 5(a) of this Agreement, the term of such covenant shall be extended by the period of the duration of such breach. In the event that, notwithstanding the foregoing, any of the provisions of Section 5(a) shall be declared by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though said invalid or unenforceable provisions had not been included therein. In the event that any provision of Sections 5(a) shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the term, condition or aspect deemed reasonable and enforceable by the court shall be incorporated into the applicable section of this Agreement, shall replace the term, condition or aspect deemed by the court to be unreasonable and unenforceable, and shall remain enforceable to the fullest extent permitted by law.

(d) The Employee and the Company recognize and agree that the violation of the provisions of Sections 5(a) and (b) cannot be adequately or reasonably compensated in damages and that, in addition to any other relief to which the Company may be entitled by reason of such violation, it shall also be entitled to permanent and temporary injunctive and equitable relief.

(e) Sections 5(a) through (d) shall survive the termination of the Employee’s employment with the Company for any reason.

(f) In consideration for the non-competition, non-solicitation and non-disclosure covenants set forth in Sections 5(a) and (b) respectively, the Company will, within three (3) business days of a Change in Control, pay to the Employee a lump sum cash payment equal to the Base Salary in effect immediately prior to the Change in Control.

6. Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) a merger, consolidation or other corporate reorganization of the Company in which the Company does not survive, or a sale of all or substantially all of the assets of the Company, (ii) when any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Company, any subsidiary of the Company, or any Company employee benefit plan, including its trustee), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Exchange Act), directly or indirectly, of securities of the Employer representing twenty percent (20%) or more of the combined voting power of the Employer’s then outstanding securities; or (iii) individuals who currently constitute the directors of the Company, or who become directors of the Company upon nomination or election by the directors of the Company, other than through an actual or threatened stockholder election contest, cease for any reason to constitute a majority of the directors of the Company or its successor. For purpose of this Agreement, a “Change in Control” shall also mean the occurrence of any of the foregoing events with respect to the Bank.

7. At-Will Employee. The Agreement shall not constitute an employment agreement for a specific period; Employee shall be an employee-at-will of the Company.

8. Taxes. Except as otherwise set forth herein, the Company has and shall have no responsibility or obligation (other than withholding requirements) for any income tax or other tax costs or liabilities incurred by the Employee as a result of or in connection with any payments or payment obligations by the Company to the Employee under this Agreement, and all such payments and payment obligations shall be computed without regard to any tax effects to the Employee.

9. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all memoranda, discussion, correspondence and agreements prior to the date of execution of this Agreement. This Agreement shall be binding on the heirs, executors, administrators, successors and assigns of the parties.

10. Governing Law; Validity. This Agreement is to be governed by the laws of the state of Alabama. In the event that any part of this Agreement shall be held invalid or unenforceable, it shall not affect the validity of the Agreement as a whole, or other remaining parts thereof.

11. Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. Notwithstanding the foregoing, in the event the provisions of this Agreement should be amended, modified or terminated in order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or in order to avoid the application of any penalties that may be imposed upon the Employee pursuant to Section 409A of the Code, the parties hereby agree that they will use their best efforts and will negotiate in good faith to cause this Agreement to be so amended, modified or terminated (and may do so retroactively) and to the extent reasonably possible, such amendment, modification or termination shall not have a material adverse economic effect on the Employer or the Company.

12. Internal Revenue Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Employee. To the extent that any payments to be provided to the Employee under this Agreement result in the deferral of compensation under Section 409A of the Code, and if the Employee is a “Key Employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then any such payments shall instead be transferred to a rabbi trust (which shall be created by the Company, on terms reasonably acceptable to the Employee, as soon as administratively feasible following the occurrence of an event giving rise to the Employee’s right to such payment) and such amounts (together with earnings thereon in accordance with the terms of the trust agreement) shall be transferred from the trust to the Employee upon the earlier of (i) six months and one day after the Employee’s separation from service or (ii) any other date permitted under Section 409A of the Code. To the extent that any of the non-cash benefits provided to the Employee under this Agreement, including but not limited to the Welfare Benefits, result in the deferral of compensation under Section 409A of the Code and if the Employee is a “Key Employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then the Company shall, instead of providing such benefits to the Employee as set forth hereinabove, delay the proviso of such benefits until the earlier of (i) six months and one day after the Employee’s separation from service or (ii) such other date permitted under Section 409A of the Code; provided, however, on such date the Company shall be required to pay to the Employee in one lump sum an amount equal to the after-tax costs of the benefits for the period during which the provision of the benefits was delayed as a result of the application of Code Section 409A.

13. Internal Revenue Code Section 4999. If any amount payable to the Employee by the Company whether under this Agreement or otherwise (a “Payment”), is subject to any tax under Section 4999 of the Code or any similar federal or state law (an “Excise Tax”), the Company shall pay to the Employee an additional amount (the “Make Whole Amount”) which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Employee under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii).

(a) For purposes of determining the Make Whole Amount, the Employee shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make Whole Amount is paid. The Make Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

(b) All calculations under this Section 13 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Employee to enable the Employee to timely file all applicable tax returns. Upon request of the Employee, the Company shall provide the Employee with sufficient tax and compensation data to enable the Employee or his tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse the Employee for reasonable fees and expenses incurred for any such verification.

(c) If the Employee gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days of the Employee’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company (“Tax Counsel”). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Employee the Make Whole Amount as determined by it in good faith. The Company shall pay the Employee any additional amount determined by Tax Counsel to be due under this Section 13 (together with interest thereon at a rate equal to 120% of the Federal short term rate determined under section 1274(d) of the Code) promptly after such determination.

(d) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Employee owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

(e) If a Taxing Authority makes a claim against the Employee which, if successful, would require the Company to make a payment under this Section 13, the Employee agrees to contest the claim on request of the Company subject to the following conditions:

(i) The Employee shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Employee or such shorter time as the Taxing Authority may specify for responding to such claim) request the Employee to contest the claim. The Employee shall not make any payment of any tax which is the subject of the claim before the Employee has given the notice or during the 30 day period thereafter unless the Employee receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 13 determined as if such advance were an Excise Tax, in which case the Employee will act promptly in accordance with such instructions.

(ii) If the Company so requests, the Employee will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Employee to pay the tax shall be accompanied by an advance from the Company to the Employee of funds sufficient to make the requested payment plus any amounts under this Section 13 determined as if such advance were an Excise Tax. If directed by the Company in writing the Employee will take all action necessary to compromise or settle the claim, but in no event will the Employee compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Employee may take any such action if the Employee waives in writing his right to a payment under this Section 13 for any amounts payable in connection with such claim. The Employee agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Employee shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 13. Provided that the Employee is in compliance with the provisions of this section, the Company shall be liable for and indemnify the Employee against any loss in connection with, and all costs and expenses, including attorneys, fees, which may be incurred as a result of, contesting the claim, and shall provide to the Employee within 30 days after each written request therefor by the Employee cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Employee as a result of contesting the claim.

(f) Should a Tax Authority finally determine that an additional Excise Tax is owed; the Company shall pay an additional amount to the Employee in a manner consistent with this Section 13 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Employee shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Employee on such excess which is not offset by the tax benefit attributable to the repayment.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

VISION BANCSHARES, INC.

By:
J. Daniel Sizemore
Chairman & CEO

ATTEST:

VISION BANK

By:
J. Daniel Sizemore
Chairman and CEO

ATTEST:

EMPLOYEE:

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